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                                                                    Exhibit 21.1

KEY COMPONENTS, LLC AND SUBSIDIARIES

Acme Electric Corporation

Acme Electric De Mexico, S. DE R.L. DE C.V.

Acme Electric Manufacturing De Mexico, S. DE R.L. DE C.V.

Acme Electric Mexico Holdings I, Inc

Acme Electric Mexico Holdings II, Inc.

Atlantic Guest, Inc.

B.W. Elliott Manufacturing Co., LLC

Gits Manufacturing Company, LLC

Gits MFG (Thailand) Co., LTD

Gits Engineered Components Shanghai, LLC

Guest Building, LLC

Hudson Lock, LLC

Key Components, LLC

Key Components Finance Corp.

KeyLock De Mexico, S. DE R.L. DE C.V.

Keylock Mexico Holdings I, Inc.

Keylock Mexico Holdings II, Inc.

Marine Industries Company, LLC

Services Keylock de Mexico, S. DE R.L. DE C.V.

Servicos Acme de Mexico, S. DE R.L. DE C.V.

Turner Electric, LLC